Exhibit 5.2

CONSENT OF CHAD SORBA

Ladies and Gentlemen:

The undersigned hereby consents to the use of the undersigned’s name and the technical and scientific information which is included in, or incorporated by reference into, this Registration Statement on Form F-10, being filed with the United States Securities and Exchange Commission and any amendments and exhibits thereto, of Denison Mines Corp.

Dated: September 11, 2026

By:	/s/ Chad Sorba
Chad Sorba, P.Geo.
Denison Mines Corp.